Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To: David Lyons
Matthew Dunlap
Investors Bank & Trust Company

From: Judith Lyden

cc: Andy Luu, IBT
Daniel Sweet, IBT
Date: April 25, 2007

Re: GMO Trust - Item 77 Attachments - Form N-SAR
For Period September 1, 2006 through February 28, 2007 (and current)

Item 7

As a reminder to update on your report under item #7:

•	Effective September 29, 2006, GMO Emerging Country Debt Share Fund has been terminated

Item 77D: Policies with respect to security investments

GMO Strategic Fixed Income Fund (also provided at time of Oct 2006 NSAR filing)
Effective the close of business on September 29, 2006, the last paragraph of the section captioned “Principal investment strategies” on page 58 of the Prospectus has been revised
Effective the close of business on September 29, 2006, the Fund’s benchmark is the JPMorgan U.S. 3 Month Cash Index, which is independently maintained and published by JPMorgan. The Index measures the total return performance of three-month euro-currency deposits.
(See attached Supplement dated December 7, 2006)

GMO Global Balanced Asset Allocation Fund
Effective April 1, 2007, the Fund’s Benchmark has changed to GMO Global Balanced Index, a composite benchmark computed by GMO. It consists of (i) the MSCI ACWI (All Country World Index) Index (an international equity index, independently maintained and published by Morgan Stanley Capital International) and (ii) the Lehman Brothers U.S. Aggregate Index (an independently maintained and published index comprised of U.S. fixed rate de t issues having a maturity of at least one year and rated investment grade or higher) in the following proportions: 6% MSCI ACWI Index and 35% Lehman Brothers U.S. Aggregate Index.
(See attached Supplement dated February 1, 2007)

GMO Trust - Statement of Additional Information (SAI) - Portfolio Transactions
Effective, February 1, 2007, language has been added to the “Portfolio Transactions” section of the SAI. (See attached Supplement to the GMO Trust SAI, dated February 1, 2007)

Item 77E: Legal Proceedings

Series 15 - GMO Emerging Markets Fund
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute. The amount of restricted assets is small relative to the size of the Fund, representing approximately 0.05% of the Fund’s total assets as of February 28, 2007. The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 - GMO Special Purpose Holding Fund
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund. The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio. All claims have been settled with J.P. Morgan Chase Bank

Item 77I: Terms of new or amended securities

•	GMO U.S. Quality Equity Fund a new class of fund shares, Class V and VI, effective 12/08/06

Item 77Q1: Exhibits

(a) Attached is a copy of the following Amendment to the GMO Trust Declaration of Trust during this period:
•	Amendment No. 32: to change the name of “GMO Emerging Markets Quality Fund” to “GMO Emerging Markets Opportunities Fund”, effective June 30, 2007

(b) Attached is a copy of each of our most recent Supplements dated February 1, 2007 and December 7, 2006 to the GMO Trust Prospectus and SAI, each dated June 30, 2006 and Supplement dated February 1, 2007 to the GMO Trust Statement of Additional Information, dated June 30, 2006

Item 81: Joint Fidelity Bond
•	Yes